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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement No. 333-99089 on Form S-8 for First Citizens Banc Corp, The First Citizens Banc Corp 2000 Stock Option and Stock Appreciation Rights Plan, of our report dated January 29, 2004, except for Note 22, which is dated March 4, 2004, relating to the consolidated balance sheets of First Citizens Banc Corp as of December 31, 2003 and 2002 and the related Consolidated Statements of Income, Changes in Shareholders' Equity and Cash Flows, for each of three years in the period ending December 31, 2003, which report was filed with Form 10-K of First Citizens Banc Corp for the year ended December 31, 2003.

                                        Crowe Chizek and Company LLC

Cleveland, Ohio
March 15, 2004